Exhibit 10-K-1

Description of Amendment to
Basic Life Insurance
and
Accidental Death & Dismemberment Insurance
Effective January 1, 2014

Under the former policies, non-employee directors received $200,000 Basic Life Insurance (BLI) and $500,000 Accidental Death & Dismemberment Insurance (AD&D) and had the option to reduce their coverage levels to $50,000/$125,000. On December 12, 2013, the Board expanded the current Board member certificate to include former employees/retirees of the Company who serve as members of the Board effective as of January 1, 2014. Specifically the new certificate includes the following:

•	Non-employee directors continue to have the choice of $200,000 BLI / $500,000 AD&D or may reduce coverage to $50,000 / $125,000.

•
Directors who are retired employees of Ford have Company provided retiree coverage of $25,000 BLI and $25,000 AD&D until age 65. Such directors are now also eligible for non-employee director coverage for BLI and AD&D. These dual eligibility members are offered $200,000 BLI / $500,000 AD&D or reduced coverage of $25,000 BLI / $62,500 AD&D, in addition to their Ford retiree coverage.

•	Director coverage would cease upon separation from the Board, as is presently the case.

Benefit schedule and rates are not affected by this change.